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                                                                Exhibit No. 99.1

NEWS RELEASE


PIEDMONT NATURAL GAS ELECTS FRANKLIN H. YOHO
SENIOR VICE PRESIDENT - MARKETING AND SUPPLY SERVICES

CHARLOTTE, NC - (February 27, 2002) Ware F. Schiefer, Chief Executive Officer of Piedmont Natural Gas, announced today that the company's Board of Directors has elected Franklin H. Yoho to the position of Senior Vice President - Marketing and Supply Services, effective March 18. In this capacity, he will assume responsibility for the Charlotte-based Company's retail and wholesale commercial natural gas activities.

Mr. Yoho (42) will direct the Company's retail and wholesale gas sales and marketing activities, gas supply planning and procurement, retail gas transportation and throughput management and supply-related project development. Mr. Yoho will report to the Company's President and Chief Operating Officer, Thomas E. Skains.

Most recently, Mr. Yoho has been Vice President, Business Development for CT Communications, a diversified telecommunications company headquartered near Charlotte. Prior to joining CT Communications, Mr. Yoho was Senior Vice President, Marketing and Gas Supply for the former Public Service Company of North Carolina (PSNC), now a division of Scana Corporation. At PSNC, he held the positions of President, Sonat Public Service Company LLC, Vice President, PSNC Production Company, and Vice President/Manager, Gas Supply and Transmission. Earlier, Mr. Yoho held marketing and gas supply positions with the Columbia Gas System, and Cabot Corporation.

Mr. Yoho received his MBA degree from the Ohio State University, and a BA in Economics from Washington and Jefferson College. He has served as First Vice President of the Southeastern Gas Association, a member of the gas supply committee of the Southern Gas Association, and on the Board of Trustees of the Institute of Gas Technology. He is also a former Board member of the Gaston County YMCA.

Frank, together with his wife, Jan, and son, Miller, resides in Gastonia.










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